Exhibit 99.3

DFT Team:

I am communicating with you via email so that I may reach as many of you as possible in the shortest amount of time. I realize that this message is coming outside of normal business hours for some of you, but, for matters of confidentiality and compliance that you will soon understand, this was the only time to address you prior to the following:

Within minutes of receiving this email, a press release will go out announcing the planned merger of DFT with Digital Realty Trust. Digital Realty approached our Board of Directors with a written offer, which they carefully evaluated and, after much consideration and negotiation, determined that this combination would be the best course for the company and its stockholders. Digital Realty’s CEO Bill Stein and his team have built one of the world’s leading data center networks, with more than 140 properties across 12 countries. As part of a larger, global and more diversified company, I believe we will be even better equipped to serve our existing clients in addition to Digital Realty’s impressive base of colocation, scale and hyper-scale customers.

Although we firmly believe that this is best for the company, we realize our employees will have many questions about how this transaction will impact them.

We have attached a question and answer document that addresses some of the questions that you may have and we are able to answer at this time. It is our hope that having this information will answer some of your most pressing questions and give you a better understanding about the proposed merger. Until the time comes when the merger is completed, it is important to remember that we are independent companies and we will continue to operate “business as usual”.

Please plan on attending an all hands company meeting today at 10:00 a.m. Eastern time where we will discuss the matter together and walk you through the process going forward. We will distribute location and dial in information prior to the meeting.

Thank you,

Chris

Additional Information and Where You Can Find It

Digital Realty and DFT each intend to file a proxy statement/prospectus in connection with the merger. Investors are urged to read carefully the applicable proxy statement/prospectus and other relevant materials because they contain important information about the merger. Investors may obtain free copies of these documents and other documents filed by Digital Realty or DFT with the SEC through the web site maintained by the SEC at www.sec.gov. Investors may obtain free copies of the documents filed with the SEC by Digital Realty by going to Digital Realty’s corporate website at www.digitalrealty.com or by directing a written request to: Digital Realty Trust, Inc., Four Embarcadero Center, Suite 3200, San Francisco, CA 94111, Attention: Investor Relations. Investors may obtain free copies of documents filed with the SEC by DFT by going to DFT’s corporate website at www.dft.com or by directing a written request to: DuPont Fabros Technology, Inc., 401 9th St. NW, Suite 600, Washington, DC 20004, Attention: Investor Relations. Investors are urged to read the applicable proxy statement/prospectus and the other relevant materials before making any voting decision with respect to the merger.

Digital Realty and its directors and executive officers and DFT and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of each of Digital Realty and DFT in connection with the merger. Information regarding the interests of these directors and executive officers in the merger will be included in the proxy statement/prospectus referred to above. Additional information regarding certain of these persons and their beneficial ownership of Digital Realty common stock is also set forth in the Definitive Proxy Statement for Digital Realty’s 2017 Annual Meeting of Stockholders, which has been filed with the SEC. Additional information regarding certain of these persons and their beneficial ownership of DFT common stock is set forth in the Definitive Proxy Statement for DFT’s 2017 Annual Meeting of Stockholders, which has been filed with the SEC.

Note Regarding Forward-Looking Statements

This document contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this presentation regarding strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to the structure, timing and completion of the merger between DFT and Digital Realty; anticipated synergies and cost efficiencies of the merger; expectations regarding the financial performance, capitalization, resources and ownership structure of the combined organization; Digital Realty’s continued listing on NYSE after the merger; the timing and nature of any financing in connection with or after the merger; the nature, strategy and focus of the combined organization; the executive and board structure of the combined organization; and expectations regarding voting by Digital Realty or DFT stockholders. Digital Realty and/or DFT may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in any forward-looking statements contained herein and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements, including the risks described in the “Risk Factors” section of Digital Realty’s and DFT’s periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Digital Realty or DFT may enter into or make. Neither Digital Realty nor DFT assumes any obligation to update any forward-looking statements, except as required by law.